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                                                                   EXHIBIT 10.19

*Certain information in this document has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


                     INTELLECTUAL PROPERTY LICENSE AGREEMENT
                    IMMERSION CORPORATION AND LOGITECH, INC.

        This Intellectual Property License Agreement (the "Agreement") between Immersion Corporation, a California corporation, with principal offices in San Jose, California (hereinafter "Immersion") and Logitech Inc., a California corporation, with principal offices in Fremont, California (hereinafter "Logitech"), is entered into as of April 13, 1998 (the "Effective Date").

                                    RECITALS

        A. Immersion is the owner of several United States patent applications and several issued United States patents relating to certain force-feedback technology.

        B. Concurrently with this Agreement, Immersion and Logitech are entering into a Technology Product Development Agreement and an OEM Purchase Agreement, each of which are dated the same date as this Agreement. Pursuant to the Technology Product Development Agreement, Immersion will develop and deliver to Logitech certain deliverables which are covered by copyrights and trade secret rights owned by Immersion, as well as patents now held or that may issue to Immersion in the future. Pursuant to the OEM Purchase Agreement, Immersion will supply certain components to Logitech to be used in peripheral devices produced by Logitech.

        C. Logitech intends to develop "Planar Force Feedback Cursor Control Devices" (as defined below) which may or may not incorporate or utilize the deliverables to be delivered under the Technology Product Development Agreement.

        D. The parties desire that Immersion grant a license to Logitech under the foregoing intellectual property rights of Immersion to develop and distribute Planar Force Feedback Cursor Control Devices, which incorporate or utilize the deliverables to be delivered under the Technology Product Development Agreement, all on the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the promises and agreements set forth below and the other consideration cited herein, the parties agree as follows.

1.      DEFINITIONS

        In this Agreement the following words and expressions shall have the following meanings:

        1.1 AFFILIATES. This means any corporation or business entity which is controlled by, controls, or is under common control of a Party. For this purpose, the meaning of the word "control" shall include, without limitation, direct or indirect ownership of more than fifty percent (50%) of the voting shares of interest of such corporation or business entity.


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        1.2 DEFECT CORRECTION. This means either a modification or addition that eliminates or works around a Defect in a non-software Deliverable so as to cause the non-software Deliverable to comply with the applicable then-current Specification.

        1.3 DEFECT. This means, with respect to any non-software Deliverable, failure to materially conform to the applicable then-current Specifications for such non-software Deliverable.

        1.4 DELIVERABLES. This means the various deliverables, which are tangible implementations or items including interim deliverables or final prototype deliverables, identified as such and described in any development schedule to the Development Agreement and delivered to Logitech thereunder.

        1.5 DEVELOPMENT AGREEMENT. This means the Technology Product Development Agreement between Immersion and Logitech dated the same date as this Agreement.

        1.6 ENHANCEMENT OR ENHANCEMENTS. This means any force-feedback modification or addition made by Immersion, under the terms of Section 6.7 ("Other Development") and Section 7.2 ("Enhancements by Immersion") of the Development Agreement for the Planar Force Feedback Cursor Control Field of Use, and which is a tangible implementation other than a Defect Correction or Error Correction, that when incorporated into the Planar Force Feedback Cursor Control Device, materially reduces product costs of a Planar Force Feedback Cursor Control Device or materially changes the functional capability or form factor.

        1.7 ERROR CORRECTION. This means either a modification or addition that eliminates or works around an Error in the software Deliverable so as to cause the software Deliverable to comply with the then-current Specification.

        1.8 ERROR. This means, with respect to any software Deliverable, failure of any such software Deliverable to materially conform to the applicable then-current Specification for such software Deliverable.

        1.9 FEELIT MOUSE PRODUCT. This means the final production version of the mouse product described in the Specification in the first Exhibit A ("Specifications") of the Development Agreement which utilizes and/or contains Immersion Product Model Technology, including but not limited to the applicable Immersion Software, documentation, Defect Corrections and Error Corrections thereto.

        1.10 FINAL PROTOTYPE. This means a Deliverable which is the final functional form of the Planar Force Feedback Cursor Control Device, if any, including software and hardware, produced by Immersion under a development schedule to the Development Agreement, which prototype serves as a model for the final production version of the Planar Force Feedback Cursor Control Device, if any, and which conforms to the applicable Specification.

        1.11 IMMERSION PRODUCT MODEL TECHNOLOGY. This means that subset of Immersion Technology delivered as a Deliverable under the terms of a development schedule of the


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Development Agreement, or as an Enhancement or New Technology, which is actually utilized in or in connection with and/or embedded in the final production version of the FEELit Mouse Product, any subsequent Product Model of the FEELit Mouse Product or any Product Model of any Planar Force Feedback Cursor Control Device.

        1.12 IMMERSION SOFTWARE. This means the driver software and computer firmware subset of the Immersion Product Model Technology actually utilized in or in connection with and/or embedded in the final production version of the FEELit Mouse Product, any subsequent Product Model of the FEELit Mouse Product or any Product Model of any Planar Force Feedback Cursor Control Device that acts as an interface to and controls the FEELit Mouse Product, any subsequent Product Model of the FEELit Mouse Product or any Planar Force Feedback Cursor Control Device.

        1.13 IMMERSION TECHNOLOGY. This means any and all technology created or acquired by Immersion, or licensed to Immersion by third parties, including but not limited to software created by employees or consultants of Immersion, (i) first developed or reduced to practice before or after the Effective Date solely by Immersion independent of the scope of the work under the Development Agreement or (ii) first developed or reduced to practice after the Effective Date and within the scope of a Deliverable developed solely by Immersion (a) under a development schedule in effect under the terms of the Development Agreement, (b) as an Enhancement or (c) as New Technology.

        1.14 INTELLECTUAL PROPERTY RIGHTS. This means the Licensed Patents and utility models, copyrights and mask work rights, including without limitation all applications and registrations with respect thereto, rights in trade secrets, know-how, and all other intellectual property rights, excluding trademarks and tradenames and patents other than the Licensed Patents.

        1.15 LICENSED PATENTS. This means any and all patents owned or licensable by Immersion at any time during the term of this Agreement containing one or more claims which cover any Planar Force Feedback Cursor Control Device.

        1.16 PLANAR FORCE FEEDBACK CURSOR CONTROL FIELD OF USE. This means the market for Planar Force Feedback Cursor Control Devices which are not targeted for use in specific applications or designed for specific applications. The Planar Force Feedback Cursor Device Field of Use does not include the market for products specifically targeted for use in gaming, medical, industrial, human disabilities, military, automotive, scientific and arcade products and applications.

        1.17 PLANAR FORCE FEEDBACK CURSOR CONTROL DEVICE(S). This means (i) a force feedback computer cursor control device having the capability of tracking position of an endpoint in a two dimensional plane and applying two dimensional planar forces upon the user through said endpoint and (ii) one dimensional force feedback cursor control embodiments, including but not limited to a force feedback roller for "roller mouse" cursor control embodiments. Planar Force Feedback Cursor Control Devices include but are not limited to the FEELit Mouse Product. The endpoint may be a mouse handle, stylus, finger tip receptacle, ball,


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or other manipulandum that can be moved by the user in two dimensional plane. A
Planar Force Feedback Cursor Control Device can be mounted in any housing including but not limited to a housing shared by a keyboard, track ball or other interface peripheral that provides additional functionality. Planar Force Feedback Cursor Control Devices specifically do not include (i) devices that can apply three dimensional forces through the device or (ii) a "Gaming Device" as that term is defined in the Intellectual Property License Agreement between Immersion and Logitech dated April 2, 1997.

        1.18 NET RECEIPTS. This means the gross receipts received by Logitech and its Affiliates without taking into account any foreign withholding taxes that may apply to transfers between Logitech and its affiliates upon any sales of Royalty Bearing Products to unaffiliated third parties, less any actual returns and/or credits actually credited to a customer's account in accordance with Logitech's standard accounting practices applied in good faith. Net Receipts shall not include freight, insurance and taxes. No other costs incurred in the manufacture, sale, distribution, or exploitation of Royalty Bearing Products shall be deducted from gross receipts in the calculation of Net Receipts. If Royalty Bearing Products are bundled with other items sold by Logitech or its Affiliates and are not invoiced separately, royalties will be paid based on Logitech's then-current average sales price for each such Royalty Bearing Product (or if no Logitech averages sales price exists, the applicable Affiliate average sales price) when sold as a separate item (averaged for the applicable Quarter in which the Net Receipts are received by Logitech or its Affiliates, as applicable, for the country in which the sale was made) in like quantities in arms length transactions to unrelated third parties other than Logitech or Logitech Affiliates).

        1.19 NEW TECHNOLOGY. This means any force-feedback technology modification or addition made by Immersion, for the Planar Force Feedback Cursor Control Field of Use, other than a Defect Correction or Error Correction, that when incorporated into the FEELit Mouse Product or other Planar Force Feedback Cursor Control Device, materially changes the utility, efficiency, market value, functional capability or application, and which is developed by Immersion on a non-exclusive basis and made "generally available" for use in Planar Force Feedback Cursor Control Devices in the Planar Force Feedback Cursor Control Field of Use and which is delivered by Immersion to Logitech as a tangible implementation pursuant to the terms of Section 7.4 ("New Technology") of the Development Agreement. For purposes of this definition, "generally available" shall mean offered under nonexclusive license to any one unaffiliated third party (other than the original third party for whom the technology, modification or addition was originally developed) for use in Planar Force Feedback Cursor Control Devices in the Planar Force Feedback Cursor Control Field of Use.

        1.20 OEM OR OEMS. This means any third party (not including Affiliates) that does not manufacture Planar Force Feedback Cursor Control Devices and that wishes to purchase finished Planar Force Feedback Cursor Control Devices for sale in the Planar Force Feedback Cursor Control Field of Use under its own brand name.

1.21     PARTY OR PARTIES.  This means Immersion and/or Logitech.


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        1.22 PRODUCT LAUNCH. This means the date on which first commercial-level shipping of the FEELit Mouse Product or any Product Model commences to third party unaffiliated customers of Logitech or a Logitech Affiliate.

        1.23 PRODUCT MODEL. This means a single model of the FEELit Mouse Product or any other Planar Force Feedback Cursor Control Device. "Product Model" shall mean each variation of a FEELit Mouse Product or Planar Force Feedback Cursor Control Device which (i) differs by virtue of addition of or alteration through an Enhancement or (ii) constitutes a change in form factor or
(iii) incorporates a material change in force-feedback functionality made by a party other than Immersion. Purely cosmetic alterations (e.g., color or styling) to the physical appearance of the FEELit Mouse Product or a Planar Force Feedback Cursor Control Device, or changes that do not alter the force-feedback functionality but reduce manufacturing costs shall not be deemed a Product Model.

        1.24 QUARTER OR QUARTERS. This means Logitech's yearly fiscal quarters. Specifically, Logitech's yearly fiscal quarters begin and end on the following dates: first quarter, April 1 - June 30; second quarter, July 1 - September 30; third quarter, October 1 - December 31; and fourth quarter, January 1 - March 31.

        1.25 ROYALTY BEARING PRODUCT. This means a Planar Force Feedback Cursor Control Device which either (1) incorporates or utilizes Immersion Product Model Technology that is not otherwise made generally available to the public by Immersion without charge or (2) is covered (a) by a Licensed Patent or (b) by a copyright of Immersion embodied in any Immersion Product Model Technology that is not otherwise made generally available to the public by Immersion without charge.

        1.26 SPECIFICATION(S). This means the FEELit Mouse Product specification attached as the original Exhibit A ("Specification") to the Development Agreement and each Planar Force Feedback Cursor Control Device specification associated with a development schedule which is attached by amendment to the Development Agreement.

        1.27 YEAR. This means any full four-Quarter period.

        1.28 Any reference to the words "PURCHASE," "SALE," or "SELL," when used in connection with intellectual property, shall mean license.

2.      GRANT OF LICENSES

        2.1 GRANT WITH RESPECT TO THE LICENSED PATENTS. Subject to the terms of this Agreement, Immersion grants to Logitech a worldwide, nonexclusive license under the Licensed Patents to develop, make, have made, use, sell, lease, license, demonstrate, market and distribute the FEELit Mouse Product and any other Planar Force Feedback Cursor Control Devices in the Planar Force Feedback Cursor Control Device Field of Use. Except as provided in Section 2.3 ("Right to Sublicense"), no right to sublicense the Licensed Patents is granted by Immersion to Logitech.



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        2.2 GRANT WITH RESPECT TO THE IMMERSION PRODUCT MODEL TECHNOLOGY.
Subject to the terms of this Agreement, Immersion grants to Logitech a worldwide, nonexclusive license under any Intellectual Property Rights owned or licensable by Immersion that cover the Immersion Product Model Technology, excluding the New Technology except as separately licensed by Immersion to Logitech in accordance with the terms of Section 7.4 ("New Technology") of the Development Agreement, to use, copy, modify, and create derivative works based upon the Immersion Product Model Technology and in order to develop, make, and have made Planar Force Feedback Cursor Control Devices in the Planar Force Feedback Cursor Control Field of Use, and to sell, lease, license, demonstrate, perform, market and distribute such Planar Force Feedback Cursor Control Devices in the Planar Force Feedback Cursor Control Field of Use. No access rights or license to the source code for the Immersion Software are granted to Logitech except (i) as provided under the terms of Section 13 ("Source Code Escrow") of the Development Agreement and (ii) as provided under the terms of Section 2.2.1 ("Firmware Source Code"). Logitech and its Affiliates have no right and Logitech agrees not to disassemble or decompile any portion of the software portions of the Immersion Product Model Technology.

            2.2.1 FIRMWARE SOURCE CODE. Immersion may elect, from time to time, and in its sole discretion, to (i) disclose portions of the Immersion firmware to Logitech in source code form solely for informational purposes and as Confidential Information under the terms of Section 16 ("Confidentiality") of the Technology Product Development Agreement and (ii) to deliver portions of the Immersion firmware (which is Immersion Product Model Technology and delivered as a Deliverable or an Enhancement under the terms of the Technology Product Development Agreement) to Logitech in source code form solely for informational purposes and as Confidential Information under the terms of Section 16 ("Confidentiality"). Such firmware source code, if delivered to Logitech, will not be used by Logitech for other than informational purposes unless Immersion notifies Logitech, in writing, that such specific firmware source code is classified as "Authorized For Modification." With respect to firmware source code which has been designated by Immersion as "Authorized For Modification," Immersion grants to Logitech a worldwide, nonexclusive license under any Intellectual Property Rights owned or licensable by Immersion that cover the firmware source code, to use, copy, modify, create derivative works based upon the firmware source code, and to create an object code version of such firmware derivative work for license as Immersion Product Model Technology under the terms of Section 2.2 ("Grant With Respect to the Immersion Product Model Technology"). No license to distribute the firmware source code in source code form is granted herein.

        2.3 RIGHT TO SUBLICENSE. Subject to the terms of Section 2.6 ("Trademark License from Immersion"), Immersion grants to Logitech the right to sublicense any of the rights set forth in Section 2.1 ("Grant With Respect to the Licensed Patents") and Section 2.2 ("Grant With Respect to the Immersion Product Model Technology") above subject to the limitations of this Agreement: (i) to any Affiliate of Logitech and (ii) to any non-Affiliate third party of Logitech solely for the purpose of assisting Logitech in the design or development of Planar Force Feedback Cursor Control Devices in the Planar Force Feedback Cursor Control Field of Use. Logitech agrees that any act or omission by a Logitech Affiliate that is inconsistent with Logitech's obligations under the terms of this Agreement shall be deemed to be an act or omission by Logitech and a breach of this Agreement by Logitech.



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        2.4 DURATION. Subject to the obligation to pay royalties, the licenses set forth above will extend to the full end of the term for which any Licensed Patent is issued or any other Intellectual Property Right of Immersion licensed hereunder is in force, unless sooner terminated as provided in this Agreement.

        2.5 LABEL REQUIREMENTS. Subject to the terms of Section 2.6 ("Trademark License for Immersion") and Section 2.7 ("Administration Procedure"), Logitech shall place belly labels on Force Feedback Cursor Control Devices which are Royalty Bearing Products which shall include the language and related logo:
"FEELitTM Force Feedback Technology Licensed from Immersion Corporation" (hereinafter the "Legend"). Logitech shall also place or have placed the Legend on retail manuals and boxes as designated in Exhibit B ("Immersion Package Labeling Specification"). Logitech shall not remove Immersion's copyright notices from any copies of the Immersion Software. The parties agree that in the case of each Planar Force Feedback Cursor Control Device noticed by Logitech to Immersion under the terms of Section 2.7 ("Administrative Procedures"), Immersion will provide Logitech with a list of applicable Licensed Patents which will identify the "Key Licensed Patents" which will be identified on the belly label of the particular device and will also identify the "Document Patents" which will be identified in the product documentation included with the device. The language on the belly label for the Key Licensed Patents will read as follows: "{List Key License Patents} and other patents listed in associated documentation." If OEM customers object to belly label marking or the inclusion of patents in the documentation as described above, the Parties will mutually agree upon a reasonable solution in writing in advance.

        2.6 TRADEMARK LICENSE FROM IMMERSION. Subject to the procedures set forth in Section 2.7 ("Administrative Procedures") below and Immersion's prior written approval, Immersion hereby grants to Logitech a nonexclusive, nontransferable, worldwide license, to use in connection with marketing the FEELit Mouse Product or any Planar Force Feedback Cursor Control Device, the trademark(s) used by Immersion ("Marks") to identify the Immersion Product Model Technology and/or Licensed Patents and Logitech agrees to use such Marks on and in connection with Royalty Bearing Products except in the case of OEM products where, if the OEM customer objects, the parties will mutually agree upon a reasonable solution in writing, in advance. Logitech acknowledges that all use of the Marks will inure to the benefit of Immersion. Logitech shall not register Immersion's Marks in any jurisdiction and will not adopt any trademark for use on the FEELit Mouse Product or Planar Force Feedback Cursor Control Device which is confusingly similar to any trademark of Immersion or which includes a prominent portion of any trademark of Immersion. At Immersion's reasonable request, Logitech shall provide Immersion with samples of Logitech's use of Immersion trademarks. Logitech agrees to abide by Immersion's reasonable written trademark policies as issued and provided to Logitech from time to time. In any case where the Marks are not used in compliance with Immersion's trademark policies and such use has been approved in writing by Immersion, upon receipt of written notice from Immersion, Logitech will promptly correct the non-compliance and submit samples of compliant use to Immersion for approval.

        2.7 ADMINISTRATIVE PROCEDURES. The Parties agree that in order to provide Immersion with appropriate information necessary for the orderly administration of the Licensed



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Patents and Marks, Logitech will provide Immersion with prompt written notice prior to Product Launch of each Product Model and will enclose an information package which contains two prototypes or production units of the Product Model sufficient to enable Immersion to determine which of the Licensed Patents cover the Product Model and to review and approve the use of the Marks. If in any case Immersion believes that the quality of the Product Model does not meet Immersion's commercially reasonable standards, Logitech will not be permitted to ship the Product Model with the Marks until the quality issue is resolved, but Logitech may in is discretion ship such Product Model without the Marks and shall be relieved of its obligation to use the Marks on that Product Model.

        2.8 GRANT WITH RESPECT TO KNOW-HOW. Subject to the terms of this Agreement, each party grants to the other a worldwide, nonexclusive license to use any know-how of such party disclosed to the other party pursuant to the Development Agreement.

3.      ROYALTIES

        3.1 NEW TECHNOLOGY ROYALTIES. As provided in Section 9.2 ("New Technology Royalties") of the Development Agreement, New Technology will be provided to Logitech subject to royalties which are mutually agreed upon in writing by Immersion and Logitech.

        3.2 PER PRODUCT MODEL ROYALTY. Except as provided by Section 3.1 ("New Technology Royalties"), Logitech shall pay Immersion a royalty based on a percentage of the Net Receipts for each Product Model of a Royalty Bearing Product sold by Logitech or any Logitech Affiliates to unrelated third parties (other than Logitech or Logitech Affiliates) in arms length transactions, in accordance with the following. The royalty percentage for each Product Model shall be five percent (5%) for all units of a Royalty Bearing Product sold. Shipments of Royalty Bearing Products between Logitech and the Logitech Affiliates or between Logitech Affiliates will not be considered to be sold or otherwise transferred until sold to an unrelated customer of Logitech or a Logitech Affiliate.

        3.3 MOST FAVORABLE ROYALTIES. Immersion agrees that, in the event that the royalty rates contained in any license agreement entered into by Immersion and any third party governing the license of substantially similar Immersion Product Model Technology for use in any Planar Force Feedback Cursor Control Device in the Planar Force Feedback Cursor Control Field of Use that has substantially similar force feedback functionality to a Planar Force Feedback Cursor Control Device commercially released by Logitech, are less than the applicable rates for such Planar Force Feedback Cursor Control Device herein, Immersion hereby agrees that it will advise Logitech of such lesser royalty rates as of the date such lesser royalties became effective for such other third party. Such comparison will be on the basis of cash royalty rates only and will not apply in situations where part of the consideration is a cross-license which is taken into account in setting the cash royalty. Logitech shall have the right to have an independent auditor mutually agreed upon by Logitech and Immersion audit Immersion business records related to the performance of its obligations under this Section 3.3 on an annual basis. Logitech shall pay the costs of such audit, unless such audit reveals that Immersion is not in compliance with this
Section 3.3, in which case other than termination Logitech's sole and


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exclusive remedy will be, at Logitech's option, Immersion shall promptly credit
Logitech's account or repay any overpayment, the parties will amend the Agreement to reflect the most favorable Royalty Rate and Immersion shall pay the reasonable costs of such audit. Such audit shall be preceded by at least five
(5) business days advance written notice and shall be performed during normal business hours by the auditor. The auditor shall have access to only those books and records of Immersion that are reasonably necessary to determine the compliance by Immersion with this Agreement. Any and all non-public information related to Immersion or its business revealed in the course of such audit shall be kept confidential by the auditor and by Logitech, and shall not be disclosed by the auditor to anyone other than employees or professional advisors of Logitech who have a reasonable need to know in connection with such audit, or used for any purpose, except to the extent reasonably necessary to determine whether Immersion is in compliance with this Agreement.

        3.4 PAYMENTS AND REPORTS. The royalties to be paid by Logitech to Immersion hereunder shall be due forty-five (45) days after the close of each Quarter. Royalty reports setting forth the royalty calculation by Product Model and identifying whether the sales were made by Logitech or Logitech Affiliates shall be included with such payments. Logitech will pay and account to Immersion for royalties due hereunder with respect to sales or other disposition of Royalty Bearing Products by any Logitech Affiliates, and for that purpose, sales of Royalty Bearing Products by any Logitech Affiliate (other than sales or other disposition by an Affiliate to Logitech or to another Logitech Affiliate) will be deemed to be sales by Logitech.

        3.5 AUDIT RIGHTS OF ROYALTY PAYMENTS. Immersion shall have the right to have an independent auditor mutually agreed by Logitech and Immersion audit the method used to calculate the average sales price, as well as the sales data pursuant to Section 1.19 ("Net Receipts") and the royalty payments of Logitech for itself and its Affiliates on an annual basis, but shall pay the costs of such audit, unless such audit reveals any underpayment of royalties in an amount greater than five percent (5%) of actual royalties due for any Year, in which case Logitech shall promptly remit an amount equal to the underpayment and shall pay the reasonable costs of such audit. Such audit shall be preceded by at least five (5) business days advance written notice and shall be performed during normal business hours by the auditor. The auditor shall have access to only those books and records of Logitech which are reasonably necessary to determine the relevant sales royalties due for Royalty Bearing Products for Logitech itself and its Affiliates and the correctness of the royalty payments hereunder. Any and all non-public information related to Logitech, its Affiliates, or their business revealed in the course of such audit shall be kept confidential by the auditor and by Immersion, and shall not be disclosed by the auditor to anyone other than employees or professional advisors of Immersion who have a reasonable need to know in connection with such audit, or used for any purpose, except to the extent reasonably necessary to determine the correctness of royalty payments made hereunder.

4.      TERM AND TERMINATION

        4.1 TERM. Unless earlier terminated in accordance with the provisions of this Agreement, this Agreement will extend until the last to expire of the Licensed Patents or any other Intellectual Property Right of Immersion licensed hereunder.



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        4.2 TERMINATION BY LOGITECH.

            4.2.1 TERMINATION WITHOUT CAUSE. Logitech may terminate this Agreement without cause upon ninety (90) days written notice, and such written notice under the terms of this Agreement shall also serve as written notice of the termination of the Development Agreement, if such Agreement is still in effect at such time, and the Development Agreement will then terminate within sixty (60) days of such notice pursuant to the terms of Section 12.1 ("Termination by Logitech Without Cause") and such termination shall be deemed to be a termination without cause by Logitech and will be construed in accordance with the terms of Section 12.3 ("Effect of Termination") therein.

            4.2.2 TERMINATION WITH CAUSE. Logitech may terminate this Agreement by written notice to Immersion if Immersion has materially breached the terms of this Agreement and fails to cure the breach after written notice of breach to Immersion and a thirty (30) day time period to cure.

        4.3 TERMINATION BY IMMERSION FOR FAILURE TO PAY ROYALTIES. Immersion may terminate this Agreement by written notice to Logitech in the event that Logitech or any Logitech Affiliate breaches the terms of Section 3 ("Royalties") including but not limited to any failure to pay any royalties due and payable by Logitech and/or any of the Logitech Affiliates under this Agreement and Logitech fails to cure such breach after written notice of breach and a thirty (30) day time period to cure.

If Immersion issues a written notice of termination to Logitech under the terms of this Section 4.3 ("Termination by Immersion for Failure to Pay Royalties") such notice shall also serve as written notice of termination for cause by Immersion under the terms of Section 12.2 ("Termination for Cause") of the Development Agreement, if such Agreement is still in effect at such time. If the breach described in the aforementioned written notice of termination is not cured in accordance with the terms of this Section 4.3 ("Termination by Immersion for Failure to Pay Royalties"), the Development Agreement will then terminate within thirty (30) days of such notice pursuant to the terms of
Section 12.2 ("Termination for Cause") and such termination will be deemed to be a termination for cause by Immersion for purposes of Section 12.3 ("Effect of Termination") and the effects of termination will be construed in accordance with the terms of Section 12.3 ("Effect of Termination") therein.

        4.4 TERMINATION BY IMMERSION FOR BREACH OF PATENT LICENSE. Immersion may terminate this Agreement in the event that Logitech engages in activity which exceeds the scope of the patent license granted in Section 2.1 ("Grant With Respect to the Licensed Patents") or breaches the labeling requirement of
Section 2.5 ("Label Requirements") and fails to cure the breach after written notice of breach and a sixty (60) day time period to cure. Except as set forth in this Section 4.4 or Section 4.3 ("Termination by Immersion for Failure to Pay Royalties"), the patent license granted in Section 2.1 ("Grant With Respect to the Licensed Patents") shall not be terminable by Immersion. If Immersion issues a written notice of termination to Logitech under the terms of this Section 4.4 ("Termination by Immersion for Breach") such notice shall also serve as written notice of termination for cause by Immersion under the terms of Section 12.2


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("Termination for Cause") of the Development Agreement, if such Development
Agreement is still in effect at such time. If the breach described in the aforementioned written notice of termination is not cured in accordance with the terms of this Section 4.4 ("Termination by Immersion for Breach"), the Development Agreement will then terminate within sixty (60) days of such notice pursuant to the terms of Section 12.2 ("Termination for Cause") and such termination will be deemed to be a termination for cause by Immersion for purposes of Section 12.3 ("Effect of Termination") and the effects of termination will be construed in accordance with the terms of Section 12.3 ("Effects of Termination") therein.

        4.5 TERMINATION OF LICENSES TO IMMERSION PRODUCT MODEL TECHNOLOGY BY IMMERSION FOR BREACH. Immersion may terminate the licenses granted with respect to Immersion Product Model Technology in Section 2.2 ("Grant With Respect to the Licensed Patents") in the event that Logitech engages in activity which exceeds the scope of such license or breaches the terms of Section 2.3 ("Right to Sublicense") or the labeling requirement of Section 2.5 ("Label Requirements") and fails to cure the breach after written notice of breach and a sixty (60) day time period to cure. Termination of the licenses with respect to the Immersion Product Model Technology shall not affect the patent licenses granted hereunder. Except as set forth in this Section 4.5 ("Termination of Licenses to Immersion Product Model Technology by Immersion for Breach") or Section 4.3 ("Termination by Immersion for Failure to Pay Royalties"), the licenses granted in Section 2.2 ("Grant With Respect to the Licensed Patents") shall not be terminable by Immersion.

        4.6 EFFECT OF TERMINATION. Notwithstanding any termination of this Agreement for any reason, Logitech agrees to pay Immersion for royalties due under this Agreement from Logitech or any Logitech Affiliate. Upon a termination of this Agreement for cause or without cause, Logitech and each Affiliate shall have one hundred and twenty (120) days to distribute any remaining inventory in process and in existence as of the effective date of the termination, subject to the obligation for Logitech to pay royalties hereunder for any such distribution by Logitech and/or any Logitech Affiliates. EXCEPT FOR DIRECT DAMAGES RESULTING FROM A BREACH OF THE TERMS OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO A BREACH BY LOGITECH OR ANY LOGITECH AFFILIATE OF SECTION 2 ("GRANT OF LICENSES"), NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR DAMAGES OF ANY SORT AS A RESULT OF TERMINATING THIS AGREEMENT IN ACCORDANCE WITH THE TERMS OF THE AGREEMENT.

5.      WARRANTY

        Immersion represents and warrants that Immersion either has ownership of, or sufficient rights in, the Immersion Product Model Technology to be delivered under the terms of the Development Agreement and the Licensed Patents to enter into this Agreement and grant all the rights set forth herein. As of the Effective Date of the Agreement, Immersion is not aware of and has not received any notice of any claim by a third party that the copyrights, patents, trade secrets, trademarks or other intellectual property rights of any third party are infringed by the Immersion Product Model Technology that Immersion, in its sole discretion intends to, as of the Effective Date, use to comply with Immersion's development obligations under the terms of the

Development Agreement, except as disclosed to Logitech in writing prior to the date of this Agreement. Immersion further represents and warrants that it neither holds nor has applied for a patent that is dominant to the Licensed Patents.

6.      INDEMNIFICATION

        6.1 TRADEMARK INFRINGEMENT INDEMNIFICATION BY IMMERSION. Subject to the limitations on cumulative liability under Section 7.1 ("Disclaimers of Certain Types of Damages") and Section 7.3 ("Limitations of Liability with Respect to Indemnity Obligations"), and Immersion's approval for Logitech to use the Legend and the Marks pursuant to Section 2.5 ("Label Requirements"), Section 2.6 ("Trademark License") and Section 2.7 ("Administrative Procedures") and further subject to prompt notification by Logitech, cooperation by Logitech and control of all litigation and/or settlement by Immersion, Immersion shall indemnify, defend and hold Logitech harmless from and against any and all claims, damages, liabilities, judgments, settlements, losses, costs and expenses (including court costs and reasonable attorneys' and experts' fees) (collectively, "Costs") suffered or incurred by Logitech arising out of a claim of infringement of any Immersion Mark or Legend used by Logitech on a Planar Force Feedback Cursor Control Device in the Planar Force Feedback Cursor Control Field of Use which is based on Logitech's use under the labeling requirement of Section 2.5 ("Label Requirements") and/or the terms of Section 2.6 ("Trademark License") and Section
2.7 ("Administrative Procedures"). In the case of an infringement or alleged infringement by any such Immersion Mark or Legend used by Logitech on a Planar Force Feedback Cursor Control Device in the Planar Force Feedback Cursor Control Field of Use: (i) Logitech will have the right to remove such Marks and/or Legend from Logitech Planar Force Feedback Cursor Control Devices while any dispute or litigation concerning the same is pending, and shall begin using such marks again only after such infringement claims or disputes have been settled or dismissed with prejudice, and (ii) Immersion will have the right to require Logitech to stop using such Marks and/or Legend and will provide a new trademark to be used in connection with the Immersion Product Model Technology and/or Licensed Patents, as applicable. Each party agrees to notify the other promptly of any matters in respect to which the foregoing indemnity in this Section 6.1 ("Trademark Infringement indemnification by Immersion") may apply. If notified in writing of any action or claim for which Immersion is to provide indemnity, Immersion shall defend, subject to the limitations of liability set forth in
Section 7.1 ("Disclaimer of Certain Types of Damages") and 7.3 ("Limitations of Liability With Respect to Indemnity Obligations"), those actions or claims at Immersion's expense and pay the Costs awarded against Logitech in any such action, or pay any settlement of such action or claim entered into by Immersion.

        6.2 COPYRIGHT INFRINGEMENT AND TRADE SECRET MISAPPROPRIATION INDEMNIFICATION BY IMMERSION.

            6.2.1 SCOPE. Subject to the limitations of cumulative liability under Section 7.1 ("Disclaimer of Certain Types of Damages") and Section 7.3 ("Limitations of Liability With Respect to Indemnity Obligations") and further subject to prompt notification by Logitech, cooperation by Logitech and control of all litigation and/or settlement by Immersion, Immersion shall indemnify, defend and hold Logitech harmless from and against any and all Costs suffered or incurred by Logitech as a result of any third party claim that any Immersion Product Model Technology delivered by Immersion to Logitech infringes any copyright or misappropriates any trade secret of any third party. In the case of any third party claim involving the Immersion Software portion of the Immersion Product Model Technology, Immersion may, in its sole discretion, provide Logitech with a modification to the affected Immersion Software so that the Immersion Software portion of the Immersion Product Model Technology becomes noninfringing or in the alternative, may provide Logitech other software which is functionally equivalent. Each party agrees to notify the other promptly of any matters in respect to which the foregoing indemnity in this Section 6.2 ("Copyright Infringement and Trade Secret Misappropriation Indemnification by Immersion") may apply. If notified in writing of any action or claim for which Immersion is to provide indemnity, Immersion shall defend, subject to the limitations of liability set forth in Section 7.1 ("Disclaimer of Certain Types of Damages") and 7.3 ("Limitations of Liability With Respect to Indemnity Obligations"), those actions or claims at Immersion's expense and pay the Costs awarded against Logitech in any such action, or pay any settlement of such action or claim entered into by Immersion.

            6.2.2 EXCEPTIONS. The foregoing indemnity will not apply to any infringement claim to the extent it arises from (i) any modification of any Immersion Product Model Technology by parties other than Immersion or Immersion subcontractors under contract with Immersion, (ii) use of any Immersion Product Model Technology in conjunction with other non-Immersion products or components where there would be no infringement absent such use with such other products or components or (iii) an infringement which would not occur in the Immersion Product Model Technology or any Final Prototype in which such Immersion Product Model Technology is incorporated but which does occur in the final production version of a Planar Force Feedback Cursor Control Device.

        6.3 PERSONAL INJURY AND PROPERTY DAMAGE CLAIMS. Neither party shall have any obligation to indemnify, protect, defend and hold the other party harmless from any Costs suffered or incurred by the other party to the extent such third party claim or threatened claim arises from a personal or alleged personal injury or damage or alleged damage to property arising out of the third party's use of Planar Force Feedback Cursor Control Devices.

        6.4 PRODUCT LIABILITY INSURANCE. The Parties agree that they shall each secure insurance covering product liability. Such insurance shall provide coverage of at least ONE MILLION DOLLARS ($1,000,000) per occurrence and shall remain in effect during the term of this Agreement. Each party will promptly cause the other party to be named as an additional insured.

        6.5 PATENT INFRINGEMENT INDEMNIFICATION BY IMMERSION.

            6.5.1 SCOPE. Subject to the limitations of cumulative liability under Section 7.1 ("Disclaimer of Certain Types of Damages") and Section 7.3 ("Limitations of Liability With Respect to Indemnity Obligations"), and further subject to prompt notification by Logitech, cooperation by Logitech and control of all litigation and/or settlement by Immersion, Immersion shall indemnify, defend and hold harmless Logitech from and against any and all Costs (except as provided in Section 6.5.3 ("Exceptions With Respect to Patents Issued After the Effective Date")) suffered or incurred by Logitech as a result of any third party claim that any Immersion Product Model Technology delivered by Immersion (for which Logitech is currently paying royalties) infringes upon any United States patent. Each Party agrees to notify the other promptly of any matters in respect to which the foregoing indemnity in this Section 6.5 ("Patent Infringement Indemnification by Immersion") may apply. If notified in writing of any action or claim for which Immersion is to provide indemnity, Immersion shall defend, subject to the limitations of liability set forth in Section 7.1 ("Disclaimer of Certain Types of Damages") and 7.3 ("Limitations of Liability With Respect to Indemnity Obligations") and the provisions of Section 6.5.3 ("Exceptions With Respect to Patents Issued After the Effective Date"), those actions or claims at its expense and pay the Costs awarded against Logitech in any such action, or pay any settlement of such action or claim entered into by Immersion. In any such action, Logitech will make available to Immersion all defenses against such action or claim known or available to Logitech.

            6.5.2 EXCEPTIONS TO THE SCOPE OF THE INDEMNITY. Immersion shall have no liability or obligation with respect to any claim of patent infringement to the extent it arises from (a) Immersion's compliance with the Specifications in Exhibit A of the Development Agreement for a Planar Force Feedback Cursor Control Device, to the extent such infringement would not have arisen but for compliance with such Specifications, (b) use of Immersion Product Model Technology by Logitech or its customers, subcontractors or any third party in or with an application, embodiment or environment other than that for which the Immersion Product Model Technology was designed as set forth in the applicable Specifications; (c) modification of Immersion Product Model Technology by Logitech or its customers, subcontractors or any third party; (d) the operation or use of any Immersion Product Model Technology in combination with any Planar Force Feedback Cursor Control Device, equipment or technology not delivered by Immersion or recommended by Immersion pursuant to a specific written obligation in the Specifications in Exhibit A of the Development Agreement to make a recommendation; or (e) Immersion's compliance with a Specification or any aspects or portions of the Specification which "inherently" (as defined below) infringes any patent. For the purposes of this Agreement "inherently" means that any device or aspect or portion of a device which was in conformance with the Specification would infringe such patent.

            6.5.3 EXCEPTIONS WITH RESPECT TO PATENTS ISSUED AFTER THE EFFECTIVE DATE. The provisions of this Section 6.5.3 ("Exceptions With Respect to Patents Issued After the Effective Date") shall apply only with respect to a United States patent issued after the Effective Date (an "After-Issued Patent").

                  (a) NOTICE BY IMMERSION AND SUPPLY OF MODIFIED OR SUBSTITUTE TECHNOLOGY. Logitech agrees to promptly notify Immersion if Logitech becomes aware of an After-Issued Patent which Logitech reasonably believes is infringed by any Immersion Product Model Technology that is the subject of an indemnity obligation by Immersion hereunder. If upon receipt of notice from Logitech or independently, Immersion becomes aware of an After-Issued Patent which Immersion reasonably believes is infringed by any Immersion Product Model Technology that is the subject of an indemnity obligation by Immersion hereunder, then

Immersion will notify Logitech in writing of such patent (the date of such notice being referred to as the "Notice Date"). Within fifteen (15) days after the Notice Date, Immersion shall supply Logitech with a written description and cost estimate of a proposed redesign of the infringing Immersion Product Model Technology to avoid the infringement. As reasonably promptly thereafter as possible, Immersion shall supply Logitech with a modification to the affected Immersion Product Model Technology so that the incorporated Immersion Product Model Technology becomes noninfringing or substitute for the infringing Immersion Product Model Technology other technology that conforms to the Specifications in Exhibit A of the Development Agreement (which shall itself be deemed to be Immersion Product Model Technology) or, if neither of the foregoing are reasonably possible, procure for Logitech the right to continue to use such Immersion Product Model Technology. If Immersion is unable to procure for Logitech the right to continue to use such Immersion Product Model Technology under commercially reasonable terms, as determined by Immersion, Immersion may, in the alternative, refund to Logitech all royalties received by Immersion under the Agreement relating to the allegedly infringing Immersion Product Model Technology (reflecting any discounts granted to Logitech, less an amount for depreciation calculated in a straight-line basis over an assumed useful life of three (3) years).

                  (b) COSTS NOT COVERED BY INDEMNITY FOR AFTER-ISSUED PATENTS. Immersion shall have no obligation to indemnify Logitech for infringement of such After-Issued Patents with respect to any units of a Planar Force Feedback Cursor Control Device which are distributed or used by Logitech after the Notice Date. Immersion shall have no liability hereunder to reimburse Logitech for any lost inventory, retooling or other manufacturing costs incurred by Logitech that result from Logitech's incorporation of such modified or substitute technology in order to avoid infringement of an After-Issued Patent.

                  (c) ELECTION BY LOGITECH OF ALTERNATIVE REMEDY. Notwithstanding the foregoing provisions, in any instance in which Immersion is prepared and capable of supplying to Logitech modified or substitute technology to avoid infringement of an After-Issued Patent, Logitech may, within a reasonable time after receiving Immersion's written description and cost estimate of Immersion's proposed redesign, elect either (i) to request, in writing, that Immersion pursue a license under the After-Issued Patents on behalf of Logitech to continue using the affected Immersion Product Model Technology, in which event if such license would cost Immersion more than the cost estimate provided by Immersion to Logitech, under the terms of (a) above, to supply modified or substitute technology to avoid infringement, then Logitech shall pay the difference between such costs, or (ii) to request, in writing, that Logitech be allowed to continue to use the Immersion Product Model Technology in unaltered form, in which event Immersion shall have no obligations of indemnity or defense hereunder with respect to any infringement of the After-Issued Patents resulting from units of Planar Force Feedback Cursor Control Devices incorporating the unaltered Immersion Product Model Technology used or distributed by Logitech after the Notice Date. If Immersion pursues the license described in (i) above, and is unable to procure such a license, Immersion will not be in breach of this Agreement.

        6.6 REMEDIES IN THE EVENT OF PROHIBITION OF USE. The provisions and remedies set forth in this Section 6.6 ("Remedies In the Event of Prohibition of Use") shall continue to be applicable with respect to any copyright infringement or trade secret misappropriation under the terms of Section 6.2 ("Copyright Infringement and Trade Secret Misappropriation"), and any After-Issued Patents for which Immersion does not supply written notice to Logitech in accordance with Section 6.5.3 (a) ("Notice by Immersion and Supply of Modified or Substitute Technology") and any U.S. Patents issued prior to the Effective Date of this Agreement. If a preliminary or final judgment shall be obtained against Logitech's use, sale or distribution of a Planar Force Feedback Cursor Control Device that incorporates any Immersion Product Model Technology based infringement within the scope of the indemnity set forth in Section 6.1 ("Trademark Infringement indemnification by Immersion"), 6.2 ("Copyright Infringement and Trade Secret Misappropriation Indemnification by Immersion") or
6.5 (Patent Infringement Indemnification by Immersion") (subject to the exceptions set forth therein), or if any Immersion Product Model Technology is, or in Immersion's opinion, is likely to become, subject to a claim for such infringement, then Immersion shall, at its expense, either (a) modify the Immersion Product Model Technology so that the incorporated Immersion Product Model Technology becomes noninfringing, or (b) procure for Logitech the right to continue to use such Immersion Product Model Technology, or (c) substitute for the infringing Immersion Product Model Technology other technology that conforms to the Specifications in Exhibit A of the Development Agreement (which shall itself be deemed to be Immersion Product Model Technology). If (a), (b) or (c) above are not commercially reasonable alternatives in Immersion's opinion, Immersion shall refund to Logitech all royalties received by Immersion under this Agreement relating to the allegedly infringing Immersion Product Model Technology (reflecting any discounts granted to Logitech, less an amount for depreciation calculated in a straight-line basis over an assumed useful life of three (3) years).

        6.7 INDEMNITY BY LOGITECH. Subject to the limitations of liability set forth in Section 7 ("Limitations of Liability"), and subject to prompt notification by Immersion, cooperation by Immersion and control of all litigation and/or settlement by Logitech, Logitech shall indemnify, defend and hold harmless Immersion from and against any and all Costs suffered or incurred by Immersion to the extent such Costs are suffered or incurred by Immersion in the situations listed in the exceptions (i) through (iii) enumerated in Section
6.2.2 ("Exceptions"), and in the exceptions (a) through (e) enumerated in
Section 6.5.2 ("Exceptions to the Scope of Indemnity"), and/or in the situation where Logitech and Immersion agree that Logitech will be allowed to continue to use the Immersion Product Model Technology in unaltered form in accordance with subsection (ii) of Section 6.5.3 (c) ("Election by Logitech of Alternative Remedy"), provided that such situations arise because of Logitech's, its subcontractors' or affiliates' use and modifications.

7.      LIMITATIONS OF LIABILITY

        7.1 DISCLAIMER OF CERTAIN TYPES OF DAMAGES. IN NO EVENT WILL LOGITECH OR IMMERSION BE LIABLE FOR LOST PROFITS, OR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING IN ANY WAY IN CONNECTION WITH THIS

AGREEMENT. THIS LIMITATION WILL APPLY EVEN IF LOGITECH AND IMMERSION HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

        7.2 LIMITATIONS OF LIABILITY OTHER THAN INDEMNITY OBLIGATIONS. EXCEPT WITH RESPECT TO THE PARTIES' OBLIGATIONS OF INDEMNITY, INCLUDING, BUT NOT LIMITED TO COSTS OF DEFENSE AND "COSTS" (AS DEFINED ABOVE) SET FORTH IN SECTION 6 ("INDEMNIFICATION") WHICH ARE LIMITED BY THE TERMS OF SECTION 7.3 ("LIMITATIONS OF LIABILITY WITH RESPECT TO INDEMNITY OBLIGATIONS") AND WITH RESPECT TO ANY ROYALTIES DUE AND PAYABLE BY LOGITECH HEREUNDER, IN NO CASE WILL EITHER PARTY'S TOTAL CUMULATIVE LIABILITY OR OBLIGATIONS UNDER THE TERMS OF OR ARISING OUT OF THIS AGREEMENT EXCEED $1,000,000.

        7.3 LIMITATIONS OF LIABILITY WITH RESPECT TO INDEMNITY OBLIGATIONS. IN NO CASE WILL EITHER PARTY'S TOTAL CUMULATIVE LIABILITY WITH RESPECT TO ITS OBLIGATIONS OF INDEMNITY INCLUDING, BUT NOT LIMITED TO COSTS OF DEFENSE AND "COSTS" (AS DEFINED ABOVE) UNDER SECTION 6 ("INDEMNIFICATION") EXCEED THE GREATER OF (i) $500,000 OR (ii) ROYALTIES PAID OR PAYABLE BY LOGITECH TO IMMERSION HEREUNDER FOR THE THIRTY-SIX (36) MONTHS PRECEDING THE EVENT FIRST GIVING RISE TO SUCH OBLIGATIONS.

        7.4 NEGATION OF WARRANTIES AND OTHER OBLIGATIONS.

            7.4.1 Nothing in this Agreement shall be construed:

                  (i) as a warranty or representation by Immersion as to the validity or scope of any Licensed Patents;

                  (ii) as a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement by patents, copyrights, trade secrets, trademarks, or other rights of third parties;

                  (iii) as granting by implication, estoppel or otherwise any licenses or rights under patents or other Intellectual Property Rights of Immersion other than expressly granted herein, regardless of whether such patents are dominant or subordinate to any Licensed Patents, or

                  (iv) (a) to require Immersion to file any patent application relating to force-feedback in Planar Force Feedback Cursor Control Devices, (b) a warranty that Immersion will be successful in securing the grant of any patent relating to force- feedback in Planar Force

                         Feedback Cursor Control Devices or any reissue or extensions thereof, and (c) to require Immersion to pay any maintenance fees or take any other steps to maintain Immersion's patent rights relating to force feedback in Planar Force Feedback Cursor Control Devices, provided, however, that in the event Immersion elects not to pay any maintenance fee or take any step to maintain such patents, Immersion shall so notify Logitech a reasonable period in advance and Logitech may, at its option, pay such maintenance fee or take such steps.

            7.4.2 Except for Immersion's obligations of indemnity set forth herein, Immersion does not assume any responsibility for the definition of the Specifications, the manufacture of the Planar Force Feedback Cursor Control Devices, or use of any Planar Force Feedback Cursor Control Device which is manufactured or sold by or for Logitech or the Logitech Affiliates under the Licensed Patent licenses granted herein. All warranties in connection with such Planar Force Feedback Cursor Control Devices shall be made by Logitech or the Logitech Affiliates as manufacturers or sellers of such Planar Force Feedback Cursor Control Devices and such warranties shall not directly or by implication obligate Immersion in any way.

8.      THIRD PARTY ENFORCEMENT

        Immersion shall not have any obligation or duty under this Agreement to any party, including but not limited to Logitech to enforce any patents or Licensed Patents against any third party infringing any claim or claims of any patent and/or the Licensed Patents provided, however, that should Logitech become aware of any actual infringement of the Licensed Patents by a Planar Force Feedback Cursor Control Device distributed in the Planar Force Feedback Cursor Control Field of Use by a third party, which Planar Force Feedback Cursor Control Device directly competes with a Planar Force Feedback Cursor Control Device currently shipped by Logitech as a formal product release which is covered by the Licensed Patents, Logitech will promptly communicate the details to Immersion. Immersion shall thereupon, within thirty (30) days of being made aware by Logitech of such infringement, send copies of the relevant Licensed Patents to such third party, however, Immersion shall have the right to take no further action or whatever action Immersion deems necessary, including cease and desist letters, negotiation, the filing of lawsuits, and/or settlement to terminate such infringement and the strategy and/or conclusion of such action or settlement shall be within Immersion's sole discretion. Logitech shall cooperate with Immersion if Immersion takes any such action but all expenses of Immersion shall be borne by Immersion. If Immersion recovers any damages or compensation for any action Immersion takes hereunder, including any settlement, Immersion shall retain one hundred percent (100%) of such damages. If Immersion does not elect to take such further action hereunder within ninety (90) days of being made aware of such infringement by Logitech, then Logitech shall have the right, but not the obligation, to provide Immersion with a Patent Enforcement Justification, as defined below, and if the proposed enforcement action meets the Patent Enforcement Justification criteria, Logitech may take and control any such action, subject to Immersion's absolute right to control any and all assertions or admissions which relate to the scope or validity of Immersion's Licensed Patents. For purposes of this Section 8 ("Third Party Enforcement"), a Patent Enforcement Justification is a written report prepared by Logitech which includes: (i) the name and address of the entity manufacturing the Planar Force Feedback Cursor Control Device that is allegedly infringing the Licensed Patents and the names and addresses of any entities distributing such Planar Force Feedback Cursor Control Device, (ii) an analysis of which of the Licensed Patent claims are infringed, (iii) a comparison of the allegedly infringing Planar Force Feedback Cursor Control Device and the affected Planar Force Feedback Cursor Control Device distributed by Logitech with which such allegedly infringing Planar Force Feedback Cursor Control Device competes (which comparison analyzes the competitive threat as to (a) feature and function, (b) positioning, and (c) price point), (iv) the number of units of the Planar Force Feedback Cursor Control Device sold by Logitech in the most recent four (4) full Quarters and, if known or reasonably estimable, the number or estimate of the number of units of the allegedly infringing Planar Force Feedback Cursor Control Device sold in the most recent four (4) full Quarters, on a geographic area basis. The criteria which must be met by such report, in order to permit Logitech to "justify" and to go forward with an infringement action, as are follows:

                        (i) Logitech must be selling over 150,000 units of the affected Planar Force Feedback Cursor Control Device in the market in which the infringement is occurring during the most recent four (4) full Quarters or, if the Product Launch occurred during the most recent four (4) full Quarters, Logitech reasonably estimates in good faith that it will sell over 150,000 units of the affected Planar Force Feedback Cursor Control Device in the market in which the infringement is occurring during the next four (4) full Quarters;

                        (ii) the allegedly infringing Planar Force Feedback Cursor Control Device must be substantially similar to the affected Planar Force Feedback Cursor Control Device as to features and functions such that the allegedly infringing Planar Force Feedback Cursor Control Device is having or reasonably will have a serious impact on the sales of the affected Logitech Planar Force Feedback Cursor Control Device;

                        (iii) the Licensed Patents to be enforced against the allegedly infringing Planar Force Feedback Cursor Control Device also cover the affected Logitech Planar Force Feedback Cursor Control Device;

                        (iv) the number of units of the allegedly infringing Planar Force Feedback Cursor Control Device sold in the market in which the infringement is occurring in the most recent four (4) full Quarters or reasonably estimated in good faith to be sold in the next four (4) full Quarters must meet or exceed 150,000 units; and

                        (v) Logitech has included the applicable Licensed Patent numbers on the affected Planar Force Feedback Cursor Control Device in accordance with the terms of Section 2.5 ("Label Requirements").

If the aforementioned criteria are met, Immersion will cooperate with Logitech, at Logitech's expense, including but not limited to joining any legal proceedings as a named plaintiff to the extent required to confer jurisdiction, and all of Logitech's expenses will be borne by Logitech.

Immersion may elect to have counsel of its own choosing participate at Immersion's sole expense in any legal proceedings instituted by Logitech, but Logitech shall retain one hundred percent (100%) of any damages Logitech recovers for any such proceedings including any settlement, provided however that (i) Logitech shall first reimburse Immersion for Immersion's Costs to participate in such action out of any recovery which exceeds Logitech's Costs for such action. Immersion must agree to any settlement of any infringement or of any action brought hereunder by Logitech, which consent will not be unreasonably withheld.

9.      GENERAL

        9.1 ENTIRE AGREEMENT. This Agreement, together with the Development Agreement and its Exhibits, constitutes the complete agreement of the parties and supersedes any other agreements, written or oral (including all correspondence, emails and the letter regarding Phase 0 dated February 20, 1998 concerning the subject matter hereof and such materials do not have any effect upon the rights and obligations of the Parties under this Agreement. This Agreement and the Development Agreement in no way supersede or affect the Intellectual Property License Agreement between Immersion and Logitech dated April 2, 1997 and/or the Technology Product Development Agreement between Immersion and Logitech dated April 2, 1997.

        9.2 SUCCESSION AND ASSIGNMENT. Either party may assign this Agreement provided that the other party has consented in writing to the assignment or delegation and provided, further, that the rights and obligations of the parties may be assigned to a corporate successor in interest in the case of a merger or acquisition or in the case of a sale of assets without the prior approval of the other party. In the case of any permissible assignment of this Agreement by Immersion, the obligation for Logitech to include the phrase "from Immersion Corporation" at the end of the Legend will be waived. Any attempt to assign this Agreement in violation of the provisions of this Section 9.2 ("Succession and Assignment") shall be void.

        9.3 NOTICES. Notices required under this Agreement shall be addressed as follows, except as otherwise revised by written notice:

                  TO IMMERSION:                      TO LOGITECH:
                  Louis B. Rosenberg, Ph. D.         General Counsel
                  President                          Logitech, Inc.
                  Immersion Corporation              6505 Kaiser Drive
                  2158 Paragon Drive                 Fremont, CA 94555-3615
                  San Jose, CA 95131

        9.4 GOVERNING LAW. The validity, interpretation and performance of this Agreement shall be governed by the substantive laws of the State of California, without the application of any principle that leads to the application of the laws of any other jurisdiction.

        9.5 NO AGENCY. Neither party is to be construed as the agent, partner, or joint venturer or to be acting as the agent, partner or joint venturer of the other party hereunder in any respect.

        9.6 NO RECRUITMENT. During the term of this Agreement and for one (1) year after the termination or expiration of this Agreement, each Party agrees not to recruit any employee of the other Party.

        9.7 MULTIPLE COUNTERPARTS. This Agreement may be executed in several counterparts, all of which taken together shall constitute one single Agreement between the parties.

        9.8 NO WAIVER. No delay or omission by either Party hereto to exercise any right or power occurring upon any noncompliance or default by the other Party with respect to any of the terms of this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either of the Parties hereto of any of the covenants, conditions, or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any covenant, condition, or agreement herein contained. Unless stated otherwise, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity, or otherwise.

        9.9 SEVERABILITY. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

        9.10 AMENDMENTS IN WRITING. Any amendment to this Agreement shall be in writing and signed by both parties hereto.

        9.11 INTERPRETATION. Since this Agreement was prepared by both parties hereto, it shall not be construed against any one party as the drafting party.

        9.12 DISPUTE RESOLUTION. Except in the case of a breach of an obligation related to a Party's Intellectual Property Rights, in the event either Party concludes that it is in its best interest to file any legal action against the other, the Party shall contact the other Party's management and at least two (2) senior managers from each Party shall meet without legal counsel or interruption for a minimum amount of three (3) eight (8) hour periods and diligently attempt to resolve all disputed matters. If the Parties are unable to resolve their difference and either Party desires to file a legal action against the other, at least two (2) senior managers from each Party and their respective counsels shall meet for three (3) eight (8) hour periods and diligently attempt to resolve all disputed matters. Either Party may request that an independent third party bound to mutually agreed upon obligations of confidentiality attend such meeting in order to assist the Parties in reaching a reasonable resolution. All oral and written information exchanged in these meetings shall be exchanged in an effort to settle all disputed matters. If either Party still desires to file a legal action against the other after these prescribed meetings, such Party may file a legal action against the other Party as allowed by applicable law in Santa Clara County state court or in the federal court. The Parties agree that if a Party does not attend all of the prescribed meetings it waives its rights to any monetary damages in the legal action(s) it files.


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

        9.13 SURVIVAL. Sections 3.2 ("Per Product Model Royalty"), 3.4 ("Payments and Reports"), 3.5 ("Audit Rights of Royalty Payment"), 4.6 ("Effect of Termination"), 5 ("Warranty"), 7 ("Limitations of Liability") and 9 ("General") shall survive any termination or expiration of this Agreement. In addition, the provisions of Sections 6.1 ("Trademark Infringement Indemnification by Immersion"), 6.2 ("Copyright Infringement and Trade Secret Misappropriation Indemnification by Immersion"), 6.5 ("Patent Infringement Indemnification by Immersion"), 6.6 ("Remedies In the Event of Prohibition of Use") and 6.7 ("Indemnity by Logitech") shall survive with respect to any units of a Product Model of Royalty Bearing Products sold or otherwise distributed by Logitech before the termination or expiration of this Agreement, provided, however, that Immersion's obligations of indemnity under Sections 6.1 ("Trademark Infringement Indemnification by Immersion"), 6.2 ("Copyright Infringement and Trade Secret Misappropriation Indemnification by Immersion"),
6.5 ("Patent Infringement Indemnification by Immersion"), and 6.6 ("Remedies In the Event of Prohibition of Use") shall not survive in the event Immersion terminates this Agreement for cause, including but not limited to, failure by Logitech to pay royalties due hereunder.

        FORCE MAJEURE. With the exception of the obligation to pay monies due and owing, each Party hereto shall be excused from performance hereunder for any period and to the extent that it is prevented from performing any services pursuant hereto, in whole or in part, as a result of delays caused by the other Party or an act of God, war, civil disturbance, court order, governmental action, laws, orders, regulations, directions or requests, or as a result of events such as acts of public enemies, earthquakes, fires, floods, strikes or other labor disturbances of the other Party or any third party, or other cause beyond its reasonable control and which it could not have prevented by reasonable precautions, and such nonperformance shall not be a default hereunder or a ground for termination hereof.

        IN WITNESS WHEREOF, the authorized representatives of the parties hereto have signed this Agreement as of the date and year last set forth below.


Logitech:                                 Immersion:

LOGITECH, INC.                            IMMERSION CORPORATION

By:    /s/                                By:    /s/ Louis Rosenberg
   --------------------------------           ----------------------------------

Title:    S.V.P./ G.M.                    Title:    President
      -----------------------------             --------------------------------

Date:    April 13, 1998                   Date: April 13, 1998
     ------------------------------             --------------------------------


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

                                   EXHIBIT A
                                 SPECIFICATION

        Immersion shall develop a Mouse Product to conform to the following basic specifications: The Mouse Product shall be a two degree of freedom mouse controller with active force feedback functionality along each of the two displacement axes. The Mouse Product will be fixed by a linkage to a mouse pad that houses the actuators and sensors. The Mouse Product will allow both absolute position data and relative position data to be reported to the host computer. The Mouse Product must be compatible with Intel based personal computers (or equivalent) running Microsoft Windows 98 and NT operating systems. It must connect to the PC through a universal Serial Bus ("USB") interface using the USB communication protocol for "HID" and/or "PID" class devices (or HID equivalent). In addition to receiving position data and button press data from the Mouse Product across the USB, the host computer will command force sensations on the Mouse Product by sending a high level force command with command parameters across the USB. The completed work must include host drivers, firmware and electromechanical hardware that work together to allow cursor related force feedback sensations to be generated by a processor on-board the Mouse Product (for example, physical detent sensations when traversing a menu item). Said sensations must be appropriately coordinated with events running in host software applications. The programming of coordination between force sensations and software events will be achieved using a high-level Application Programming Interface ("API") that allows software developers to command force feedback sensations from their applications. For gaming applications, the Windows API will use the "DirectX" force feedback implementation as its core and the Mouse Product must have compatible firmware that locally produces all key features supported by the then current DirectX 6.0 (Direct-Input) specification. For non-gaming applications, API will also enable advanced features not necessarily specified by DirectX as included in the current FEELit API specification. The device must be able to provide mouse functionality (no force feedback) when powered by USB only, in low power mode (4.4V, 100 mA) to comply with the USB Specification at power up.

        Requirement Overview: The Mouse Product must be a high quality, premium cursor control peripheral capable of providing accurate positioning data and producing realistic force feedback sensations. The product must consist of the following subsystems:

        Mouse Handle: Logitech to provide the design. A deadman switch is not currently provided from Immersion but may be included by Logitech if it proves necessary.

        Base Enclosure/Support: Immersion to provide the basic mouse pad housing concept and recommendations. Logitech to provide the industrial design. Logitech to do detailed design with input from Immersion. The support must carry the mouse loads, both user loads and force feedback loads, without introducing excessive friction or binding. The support must include a hard stop around the peripheral of the mouse workspace. Range of motion provided for the Mouse Product is specified at the end of this section.

        Transmission: Immersion to provide a parallel linkage design. The transmission will be a five-bar linkage structure that conveys mechanical power from actuators to the Mouse Handle.

        Actuator: Immersion to provide the full design of custom flat actuators (voice coils) optimized for the Mouse Product embodiment. Logitech will produce the actuator coils but Immersion will supply the Magnet Assembly as a separate component governed by a separate Component Supply Agreement.

        Spring Centering: Physical springs are not needed for this product. All spring centering for gaming applications will be simulated by the local processor.

        Power Electronics: Immersion must provide the initial design. There will be an external power source (brick) in the initial product. [****] Product will draw non-force feedback power from USB.

        Microprocessor and Interface Electronics: Immersion must provide the board design for controller electronics, to be industrialised by Logitech. Immersion will supply the FEELit Chip processor under a separate OEM agreement, said processor including firmware to create local force feedback sensations. Design will be USB high speed compatible. It is currently estimated that the COG for the die-shrink version of the FEELit Chip in production volumes (100,000 units per year) will be [****] or less.

        Sensors: Immersion provides recommendation and design implementation for sensors that monitor the motion of the mouse and report such data back to the host across USB via the microprocessor. It is currently estimated that the COG for the sensing electronics will be less than [****].

        Sensitivity: Mouse to support basic mouse ballistic scaling algorithms wherein mouse position sensitivity is varied with velocity of mouse movement. [****].

        Embedded Software: Immersion must provide the HEX code. The embedded software will be Direct-X and FEELit compatible and USB enabled. Logitech will not have access to any parts of the source code (including but not limited to the force feedback core) except as provided in
        Section 2.2.1 ("Firmware Source Code"). [****] After the final firmware is delivered, Immersion will provide access to several sections of the firmware including those related to [****]

        Host Software: Immersion will provide drivers that manage force feedback of the device in Windows 98 and NT. The driver will support the DirectInput API and the FeelIt API. A custom interface may be needed to communicate with existing Logitech MouseWare drivers. This custom interface would be developed between Logitech and Immersion. The general breakdown of the software should be such that Immersion manages the Force Feedback components, and Logitech's MouseWare manages the button programmability, wheel support, port management, and sensor and button reporting for cursor movement control as well as gaming movement control through DirectX.

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

        Switches and Buttons: The product will support three standard moue buttons plus [****], all processed by the FEELit Chip if possible.

        Compliance: The Immersion/Logitech design must comply with 761325-0000 Rev A Logitech EMI standard. Exceptions to this standard must be duly approved by Logitech. GOI-740329-00 Rev B is the current generic reference for reliability. Applicable standards are the following:

               Drop: 90 cm

               Light immunity: 100 kLux

               Environmental: -40.. +70C (non Operating, 53 Hours cycle)
                              0C (operating, 8 hours)
                              +40C (operating, 90% RH, 8 hours)
                              +40C (operating, 10% RH, 8 hours)

               Vibration: refer to GOI-740329-00

               Shock: refer to GOI-740329-00

        Product Details: The product must perform as follows:

               Range of Motion: No less than [****]

               Force Output: A minimum of [****] grams (peak)

               Dimensions: The size shall be minimized within the constraints of packaging.

               Power Consumption: No more than [****] watts peak.

               Tracking: Allows [****].

        Target Cost: Logitech desires a product with a suggested retail price of $99 assuming China based labor costs, approximately [****] Logitech margin, and approximately [****] in nine-level costs. While many of the component costs, labor costs, and other factors that affect Logitech's ability to hit any given price target are not related to Immersion's obligations under this contract, there are currently unknown component costs that do depend upon Immersion's design. These unknown component costs are the cost of goods for the sensor electronics and actuator subsystem. At the present time, the preliminary sensor electronics component costs are estimated at [****] and the preliminary actuator component costs are estimated at [****]. Based upon the current specification, Immersion has informed Logitech that it expects that [****] to [****] can be cut from the combined component costs of the sensor electronics and actuator subsystem. Note: all costs are based upon the production volume target of 100,000 units per year.

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT B

                   Immersion Packaging Labeling Specification


Logitech must place or have placed the following notice or other similar mark, at Immersion's request, on the underside (exterior) of those products which incorporate Licensed Technology as well as on the packaging and manuals for such products:

        "FEELit(TM) Force Feedback Technology Licensed from Immersion Corporation".



Logitech must also place or have placed the following FEELit Mouse logo (or future derivative of the mark as reasonably approved by Logitech) at Immersion's request, prominently on retail packaging and manuals such that the logo is clearly legible and occupies a rectangular area of no less than 0.70 inches by
0.825 inches. The mark must be displayed on at least two surfaces of the retail packaging, including the front surface and specifically not including the bottom surface.


        [FEELit LOGO]                                   [DIAGRAM]


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